AMENDMENT TO LONG TERM INCENTIVE AGREEMENTS
under the QEP Resources, Inc. Long-Term Stock Incentive Plan and Cash Incentive Plan
Granted to Matthew Thompson

This Amendment to the Restricted Stock Agreements, Performance Share Unit Agreements, and Option Agreements is effective as of September 15, 2017 and is between QEP Resources, Inc. (Company) and Matthew Thompson (Grantee).

The parties represent as follows:

A.
Company and Grantee previously entered into restricted stock agreements (the “Restricted Stock Agreements”), performance share unit agreements (the “Performance Share Unit Agreements”) and option agreements (the “Option Agreements”), pursuant to which Grantee was granted 31,036 currently unvested restricted shares, 36,960 currently unvested performance share units, and 30,033 currently unvested options and options that have previously vested.

B.	The parties desire to amend the Restricted Stock Agreements, Performance Share Unit Agreements, and Option Agreements to modify the vesting and expiration provisions as described below.

Therefore, the parties agree that the Restricted Stock Agreements, Performance Share Unit Agreements, and Option Agreements be amended as follows:

The vesting provisions of the Restricted Stock Agreements are amended to provide that 16,860 of the restricted shares granted to the Grantee shall vest in full within thirty (30) days of receipt of a fully executed Separation Agreement, Waiver and Release of All Claims in the form provided by the Company to the Grantee and expiration of the revocation period, if applicable, or the Separation Date, whichever is later without Grantee having revoked such agreement. An applicable number of shares may be withheld to cover the taxes associated with the vesting. Except as expressly set forth in this Amendment, Grantee acknowledges that all restricted shares that are unvested as of the date of Grantee’s termination of employment are forfeited as of such date.

The vesting provisions of the Performance Share Unit Agreements are amended to provide that the Grantee shall remain eligible to receive a pro rata portion (as outlined below) of the Performance Share Units that would otherwise have been received for each applicable Performance Period based upon actual performance results measured in accordance with the terms of the Performance Share Unit Agreements, subject to Grantee’s execution of a fully executed Separation Agreement, Waiver and Release of All Claims in the form provided by the Company to the Grantee and expiration of the revocation period, if applicable, without Grantee having revoked such agreement, and subject to annual certification by the Committee.

i.	2015 Performance Share Unit Agreements: 4,967

ii.	2016 Performance Share Unit Agreement: 11,529

iii.	2017 Performance Share Unit Agreement: 2,945

The vesting provisions of the Option Agreements are amended to provide that a pro rata portion (as outlined below) of the option awards granted to the Grantee shall vest in full within thirty (30) days of receipt of a fully executed Separation Agreement, Waiver and Release of All Claims in the form provided by the Company to the Grantee and expiration of the revocation period, if applicable, or the Separation Date, whichever is later without Grantee having revoked such agreement.

i.	Options granted February 12, 2015: 4,339

ii.	Options granted February 16, 2016: 6,998

iii.	Options granted February 13, 2017: 4,524
The expiration provisions of the Option Agreements are amended to provide that all vested options shall expire on their original expiration date or twelve (12) months from the date of separation, whichever is earlier, but subject to all other provisions of the Option Agreements and the Company’s 2010 Long-Term Stock Incentive Plan, including provisions allowing for early termination of options in connection with a corporate event.

This Amendment shall be and is hereby incorporated in and forms a part of each Restricted Stock Agreement, Performance Share Unit Agreement, and Option Agreement, as applicable. Except as expressly provided by this Amendment, all terms and conditions of the Restricted Stock Agreements, Performance Share Unit Agreements and Option Agreements shall remain in full force and effect.

The obligations and covenants of the Parties set forth in this Amendment are subject to the terms and conditions stated herein. Except as expressly set forth in this Amendment, the Grantee acknowledges that all restricted shares, performance share units and options that are unvested as of the date of the Grantee’s termination of employment are forfeited as of such date. In the event the Grantee does not execute a Separation Agreement, Waiver and Release of All Claims in the form provided by the Company to the Grantee or if the Grantee revokes such agreement during any applicable revocation period, this Amendment shall be null and void and of no force or effect and the Restricted Stock Agreements, Performance Share Unit Agreements and Option Agreements shall remain unchanged hereby.

QEP RESOURCES, INC.

By /s/ Charles B. Stanley	September 14, 2017
Charles B. Stanley	Date
Chairman, President and CEO

/s/ Matthew T. Thompson	September 14, 2017
Matthew T. Thompson	Date